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                                                                  EXHIBIT 10(41)

[LETTERHEAD OF TOWER AIR APPEARS HERE]

Hangar 17 JFK International Airport Jamaica, New York 11430



                                                       October 19, 1998



Mr. William Cain
105 Louisiana Street
Long Beach, NY 11561

Dear Bill:

     This letter will confirm our recent discussions and constitute Tower Air's formal offer of employment to you of the position "Senior Vice President-Engineering & Maintenance", with an expected hire date of no later than November 9, 1998. The following parameters will be applicable to your employment:

          1.  Annual Salary:    $275,000

          2.  Minimum term of employment:  4 years

          3. Annual Bonus: Minimum of 25% of salary subject to potential increase based upon satisfactory achievement of performance objectives to be mutually agreed upon between the Chairman & CEO and the Senior Vice President-Engineering & Maintenance.

          4. Signing Bonus: An award of 50,000 shares of Tower Air Common Stock plus 25,000 stock options with the exercise price based on the closing price of Tower Air Common Stock on October 19, 1998.

          5. Additional Stock Option Grant: The Senior Vice President-Engineering & Maintenance will also be granted 100,000 additional stock options with the exercise price based on the closing price of Tower Air Common Stock on October 19, 1998. These options will vest at a rate of 25,000 per year during the course of the 4 years of the employment term.

          6.  Eligibility to participate immediately in Company medical plans.

          7. Annual Performance Review: The Senior Vice President-Engineering & Maintenance's performance will be reviewed annually by the Chairman & CEO and salary will be adjusted consistent with
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              performance as determined solely by the Chairman & CEO and in compliance with the salary policy of the Company then currently in effect.

          8. During his employment, the Senior Vice President-Engineering & Maintenance may be terminated by the Company at any time for cause. If his employment is terminated by the Company for reasons other than cause, the Company will pay the Senior Vice President-Engineering & Maintenance the balance of annual salary payments outstanding to the end of the four-year employment term.

              The Senior Vice President-Engineering & Maintenance will be entitled to no other payments or benefits as a consequence of the termination of his employment, except as specified in this paragraph or otherwise required by law. For the purposes of this Agreement, "cause" shall be defined as willful failure to follow instructions of a significant nature or conduct that is criminal, fraudulent or grossly negligent.

          9. In discharging his duties to Tower Air, the Senior Vice President-Engineering & Maintenance shall, at all times, devote his complete and utter adherence to the philosophy of conservative flight safety principles.

          10. Vacation: An amount consistent with the Company's vacation policy.

          11. Parking privilege in Company executive parking lot.

     I look forward to officially welcoming you to the Tower Air family no later than November 9, 1998.

     If you are in agreement with the foregoing, please sign in the space provided below.

                                                  Sincerely,


                                                  /s/ Morris K. Nachtomi
                                                  Morris K. Nachtomi
Agreed and Accepted this 19 day of
October, 1998.

/s/ William Cain
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William Cain